Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2012 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Board of Directors Declares $0.03 Per Share Cash Dividend

Financial Highlights

•                  Q4 2012 revenues increased by 29% to a record $480.9 million from the fourth quarter of 2011

•                  Q4 2012 net income increased by 36% to $17.0 million, or $0.33 per diluted share, compared to Q4 2011 net income of $12.5 million, or $0.24 per diluted share

•                  2012 annual revenues of $1.5 billion are up 5.6% from 2011

•                  2012 net income of $56.8 million, or $1.10 per diluted share, compares to net income of $58.6 million, of $1.14 per diluted share, in 2011

•                  At December 31, 2012:

•            A total of $157.6 million in cash, cash equivalents, and short-term investments, an increase of 31% over December 31, 2011

•            Total backlog of $1.35 billion, an increase of 16% from December 31, 2011

Dallas, TX — March 7, 2013— Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its fourth quarter and year ended December 31, 2012.

The Company also announced that on March 5, 2013 its Board of Directors declared a $0.03 per share cash dividend to stockholders of record on March 29, 2013, payable on or about April 15, 2013.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris, commented, “2012 was a year of records for Primoris.  Our revenue for both the quarter and the year were at record levels, with a healthy combination of both organic and acquisitive growth.  Our fourth quarter net income of $17 million is the best fourth quarter in Primoris’ history, and is a testament to our focus on building a balanced company with numerous sources of growth.  We generated record cash flow from operations of $98.4 million in 2012, and our balance sheet at December 31, 2012 included $161.0 million in cash and short term investments, our highest level to date.  Our debt-to-equity ratio increased to 46.7% as we took advantage of historic low interest rates to raise $50 million in long-term debt.  Our final record for the year was our ending backlog value, an impressive $1.35 billion.”

Mr. Pratt continued, “Primoris is a group of specialized construction and infrastructure companies serving diverse end markets across the United States.  Our ongoing focus is on energy infrastructure, encompassing everything from midstream gathering and transportation lines to power generation to downstream refining and petrochemical facilities.  Though the country at large is still experiencing the effects of the economic turmoil of the past few years, Primoris and the markets we focus on are benefitting from strong tailwinds.  Our team of exceptional men and women are ready to capitalize on that growth in 2013.”

2012 FOURTH QUARTER RESULTS OVERVIEW

Revenues for the 2012 fourth quarter increased 29% to $480.9 million from $373.1 million for the same period in 2011.  The increased revenues are largely due to increased pipeline work in the West Construction Services segment and increased industrial work in the East Construction Services segment, as well as the impact of Primoris’ 2012 acquisitions of Sprint, Saxon, and Q3 Contracting, which contributed $64.3 million in revenues for the three months ended December 31, 2012.  Gross profit for the 2012 fourth quarter rose by 7.4% to $54.8 million, or 11.4% of revenues, from $51.0 million, or 13.7% of revenues, in the 2011 fourth quarter.  The decline in gross margin percentage can be attributed primarily to the completion of the Ruby pipeline project in 2011 and the lower margins associated with the startup of the highway projects in the Belton, Texas area in 2012.

SEGMENT RESULTS

•              East Construction Services — located primarily in the southeastern United States, incorporates the construction business of James Construction Group (JCG), Cardinal Contractors, Inc., Sprint Pipeline Services LP, acquired March 2012, and The Saxon Group, acquired September 2012.  Silva, acquired May 2012, was merged with the operations of JCG.

•              West Construction Services — includes construction services performed by companies headquartered in the western United States including ARB, Inc., ARB Structures, Inc., Rockford, and Q3 Contracting Inc., acquired November 2012. The Blythe Power Constructors joint venture is also included as part of West Construction Services.

•              Engineering — incorporates the results of OnQuest, Inc. and Born Heaters Canada, ULC.

Segment Revenues

(in thousands, except %)

	For the three months ended December 31,
	2012 Unaudited		2011 Unaudited
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue

East Construction Services	$203,081	42.2%	$125,446	33.6%
West Construction Services	265,509	55.2%	234,093	62.8%
Engineering	12,293	2.6%	13,527	3.6%
Total	$480,883	100.0%	$373,066	100.0%

Segment Gross Profit

(in thousands, except %)

	For the three months ended December 31,
	2012 Unaudited		2011 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

East Construction Services	$16,369	8.1%	$11,460	9.1%
West Construction Services	35,031	13.2%	37,557	16.0%
Engineering	3,419	27.8%	2,029	15.0%
Total	$54,819	11.4%	$51,046	13.7%

East Construction Services:  Revenues increased by $77.6 million in the 2012 fourth quarter, primarily due to the contribution from Primoris Energy Services (“PES”), which includes the March 2012 acquisition of Sprint and the September 2012 acquisition of Saxon.  Excluding the impact of PES, revenues increased by $26.1 million due primarily to increased James industrial work in petrochemical and fertilizer facilities as a result of low natural gas prices in the Gulf Coast.  Gross profit increased by $4.9 million in the 2012 fourth quarter, including $5.2 million of gross profit contribution from PES.  Excluding the impact of PES, gross profit decreased by $0.4 million, primarily a result of lower profit margins on the startup projects in the Belton, TX area.  Over time, we expect these projects to generate gross profit at historical heavy civil levels.

West Construction Services:  Revenues increased by $31.4 million in the 2012 fourth quarter, due primarily to contributions from pipeline work and the acquisition of Q3 Contracting, which generated $12.8 million in revenue after its November 19, 2012 acquisition. Gross profit for the 2012 fourth quarter decreased by $2.5 million, as 2011 fourth quarter Rockford gross profit included the Ruby pipeline project.

Engineering: Revenues decreased by $1.2 million, mainly due to lower order activity across the operation.  Gross profit increased by $1.4 million, primarily as we neared completion of a major project in Australia.

Selling, general and administrative expenses (“SG&A”) were $26.7 million, or 5.6% of revenues for the 2012 fourth quarter, compared to $25.8 million, or 6.9% of revenues for the 2011 fourth quarter.  The increased SG&A included a $4.5 million increase attributable to the acquired companies of Sprint, Saxon, and Q3 Contracting and a $2.4 million increase in compensation, legal, consulting and acquisition related expenses, offset by a $3.5 million settlement with the sellers of Rockford and a $2.5 million reduction from Q4 2011 in pension withdrawal liability expense.

Operating income for the 2012 fourth quarter was $28.1 million, or 5.8% of total revenues, compared to $25.3 million, or 6.8% of total revenues, for the same period last year.

Net other expense in the 2012 fourth quarter was $1.2 million, which was a $3.3 million decline from the 2011 fourth quarter.  The decline was primarily due to expenses and charges associated with the WesPac investment in 2011.

The provision for income taxes for the 2012 fourth quarter was $9.0 million, for an effective tax rate of 33.3%, compared to $8.3 million, for an effective tax rate of 40.1%, in the 2011 fourth quarter.  The decrease in the effective tax rate was primarily caused by the tax treatment of the Rockford settlement.

Net income attributable to Primoris for the 2012 fourth quarter was $17.0 million, or $0.33 per diluted share, compared to net income of $12.5 million, or $0.24 per diluted share, in the same period in 2011.

Fully diluted shares outstanding for the 2012 fourth quarter increased by 0.2% to 51.4 million from 51.3 million in 2011’s fourth quarter.  The increase in shares was due to shares issued as part of the Sprint acquisition, for director compensation and for the company’s long-term incentive program, offset by shares repurchased under a share repurchase plan.  During the 2012 fourth quarter, the Company did not purchase any shares of stock under its 2012 share repurchase program, which expired on December 31, 2012.

2012 FULL YEAR RESULTS OVERVIEW

Segment Revenues

(in thousands, except %)

	For the twelve months ended December 31,
	2012 Unaudited		2011 Unaudited
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue

East Construction Services	$662,248	43.0%	$528,745	36.2%
West Construction Services	832,860	54.0%	881,733	60.4%
Engineering	46,626	3.0%	49,672	3.4%
Total	$1,541,734	100.0%	$1,460,150	100.0%

Segment Gross Profit

(in thousands, except %)

	For the twelve months ended December 31,
	2012 Unaudited		2011 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

East Construction Services	$63,811	9.6%	$57,118	10.8%
West Construction Services	119,328	14.3%	118,385	13.4%
Engineering	9,571	20.5%	9,700	19.5%
Total	$192,710	12.5%	$185,203	12.7%

OTHER FINANCIAL INFORMATION

Primoris’s balance sheet at December 31, 2012 included cash and cash equivalents of $157.6 million, working capital of $144.0 million, total debt and capital leases of $155.4 million and stockholders’ equity of $332.6 million.  The balance sheet included a $23.4 million liability representing the estimated fair value for earnout payments for Rockford’s financial performance for 2012 and Sprint’s performance for 2012 and potential earnout payments for Sprint’s financial performance for 2013, Saxon’s performance for 2013 or 2014, and Q3C’s financial performance for the 13 ½  month period ending December 31, 2013 and for 2014.

BACKLOG

At December 31, 2012, total backlog was $1.35 billion compared to $1.16 billion at December 31, 2011.  Primoris expects that approximately 57% of total backlog at December 31, 2012 will be recognized as revenue in 2013, with $435 million expected for the East Construction Services segment, $320 million for the West Construction Services segment and $14 million for the Engineering segment.

Backlog should not be considered a comprehensive indicator of future revenues, as a significant portion of Primoris’s revenues are derived from projects that are not part of a backlog calculation and projects that are considered a part of backlog may be cancelled by our customers.  In 2012, approximately $292.6 million of revenue was generated by projects that were not included in backlog.

CONFERENCE CALL

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call today, Thursday, March 7, 2013 at 11:30 am Eastern Time / 10:30 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•            (877) 407-8293 (Domestic)

•            (201) 689-8349 (International)

The conference call will also be broadcasted live via the Investor Relations section of Primoris’s website at www.prim.com.  Once at the Investor Relations section, please click on “Events & Presentations”.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

ABOUT PRIMORIS

Founded in 1946, Primoris, through various subsidiaries, has grown to become one of the largest specialty contractors and infrastructure companies in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. Since December 2009, Primoris has tripled its revenue and the Company’s national footprint now extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada.  For additional information, please visit www.prim.com

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2012, and other filings with the Securities and Exchange Commission.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenues	$480,883	$373,066	$1,541,734	$1,460,150
Cost of revenues	426,064	322,020	1,349,024	1,274,947
Gross profit	54,819	51,046	192,710	185,203
Selling, general and administrative expenses	26,740	25,779	96,424	86,204
Operating income	28,079	25,267	96,286	98,999

Other income (expense):
Income (loss) from non-consolidated entities	(709)	(3,287)	186	4,018
Foreign exchange loss	(6)	154	(36)	(96)
Other expense	91	(171)	(870)	(1,088)
Interest income	14	34	157	331
Interest expense	(575)	(1,191)	(3,619)	(5,431)
Income before provision for income taxes	26,894	20,806	92,104	96,733

Provision for income taxes	(8,962)	(8,335)	(33,837)	(38,174)
Net income	17,932	12,471	58,267	58,559
Net income attributable to noncontrolling interests	(911)	—	(1,511)	—
Net income attributable to Primoris	$17,021	$12,471	$56,756	$58,559

Earnings per share:
Basic:	$0.33	$0.24	$1.10	$1.15
Diluted:	$0.33	$0.24	$1.10	$1.14

Weighted average common shares outstanding:
Basic	51,404	51,059	51,391	50,707
Diluted	51,418	51,292	51,406	51,153

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

(Unaudited)

	December 31,	December 31,
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$157,551	$120,306
Short term investments	3,441	23,000
Customer retention deposits and restricted cash	35,377	31,490
Accounts receivable, net	268,095	187,378
Costs and estimated earnings in excess of billings	41,701	41,866
Inventory and uninstalled contract materials	37,193	31,926
Deferred tax assets	10,477	10,659
Prepaid expenses and other current assets	10,800	13,252
Total current assets	564,635	459,877
Property and equipment, net	184,840	129,649
Investment in non-consolidated entities	12,831	12,687
Intangible assets, net	51,978	32,021
Goodwill	116,941	94,179
Total assets	$931,207	$728,413

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$151,546	$106,725
Billings in excess of costs and estimated earnings	158,892	137,729
Accrued expenses and other current liabilities	76,152	59,923
Dividends payable	—	1,532
Current portion of capital leases	3,733	6,623
Current portion of long-term debt	19,446	13,870
Current portion of subordinated debt	—	15,167
Current portion of contingent earnout liabilities	10,900	3,450
Total current liabilities	420,669	345,019
Long-term capital leases, net of current portion	3,831	4,047
Long-term debt, net of current portion	128,367	55,852
Long-term subordinated debt, net of current portion	—	7,334
Long-term contingent earnout liabilities, net of current portion	12,531	9,268
Deferred tax liabilities	20,018	21,079
Other long-term liabilities	13,153	10,882
Total liabilities	$598,569	$453,481
Stockholders’ equity
Preferred Stock - $0001 par value, 1,000,000 shares authorized, none issued and outstanding at December 31, 2012 and 2011, respectively	—	—
Common stock-$.0001 par value; 90,000,000 shares authorized, 51,403,686 and 51,059,132 issued and outstanding at December 31, 2012 and December 31, 2011	5	5
Additional paid-in capital	155,605	150,003
Retained earnings	175,517	124,924
Noncontrolling interest	1,511	—
Total stockholders’ equity	332,638	274,932
Total liabilities and stockholders’ equity	$931,207	$728,413